SUBADVISORY  AGREEMENT  (Japan)
    This SUBADVISORY AGREEMENT ("Agreement") is made this 1st
day of April, 2016, by and among Legg Mason Partners Fund
Advisor, LLC (the "Manager"), a Delaware limited liability company, QS Investors, LLC, a Delaware limited liability company (the "Adviser"), Western Asset Management Company, a corporation organized under the laws of California (the "Subadviser") and Western Asset Management Company Ltd., a corporation organized under the laws of Japan ("Western Japan").
    WHEREAS, the Manager has been retained by Legg Mason Global Asset Management Trust (the "Trust"), a Maryland business trust registered as a management investment company under the
Investment Company Act of 1940, as amended (the "1940 Act"), to provide investment advisory, management, and administrative services to the Trust with respect to a series of the Trust; and
    WHEREAS, the Adviser has been retained by the Manager to provide investment advisory, management, and administrative services to the Trust with respect to a series of the Trust; and
    WHEREAS, the Subadviser has been retained by the Manager and the Adviser to provide certain investment advisory services to the Trust with respect to a series of the Trust; and
    WHEREAS, the Subadviser wishes to engage Western Japan to provide certain investment advisory services to the Trust with respect to the series of the Trust designated in Schedule A annexed hereto (the "Fund") and the Subadviser is willing to furnish such services on the terms and conditions hereinafter set forth;
    NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed as follows:
     1.	Inaccordance with and subject to the Management Agreement
between the Trust and the Manager with respect to the Fund (the "Management Agreement"), the Advisory Agreement between the Manager and the Adviser with respect to the Fund (the "Advisory Agreement"), and the Subadvisory Agreement among the Manager, the Adviser and the Subadviser with respect to the Fund, the Subadviser hereby appoints Western Japan as investment subadviser for that portion of the Fund's assets as shall be allocated to Western Japan by the Subadviser, if any (the "Allocated Assets"), for the period and o the terms set forth in this Agreement. The Subadviser may, from time to time, allocate and reallocate the Fund's assets among Western Japan and other subadvisers of the Fund's assets. Inaddition, the Subadviser may determine not to allocate any portion of the Fund's assets to Western Japan for a period of time during the term of this Agreement. Western Japan's responsibilities for providing investment advisory services to the Fund shall be limited to the Allocated Assets. Western Japan accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.
    2.	The Subadviser shall cause Western Japan to be kept fully
informed at all times with regard to the securities owned by the Fund that are part of the Allocated Assets, the Fund's assets available, or to become available, for investment as part of the Allocated Assets, and generally as to the condition of the Fund's affairs. The Subadviser shall furnish Western Japan with such documents and information with regard to the Fund's affairs as Western Japan may from time to time reasonably request.


083/ 200694792 .2


    3.	(a) Subject to the supervision of the Trust's Board of
Trustees (the "Board"), the Manager, the Adviser and the Subadviser, Western Japan shall regularly provide the Fund, with respect to the Allocated Assets, with investment research, advice, management and supervision and shall furnish a continuous investment program for the Allocated Assets consistent with the Fund's investment objectives, policies and restrictions, as stated in the Fund's current Prospectus and Statement of Additional Information. Western Japan shall, with respect to the Allocated Assets, determine from time to time what securities and other investments will be purchased (including, as permitted in accordance with this paragraph, swap agreements, options and futures), retained, sold or exchanged by the Fund and what portion of the Allocated Assets will be held in the various securities and other investments in which the Fund invests, and shall implement those decisions (including the execution of investment documentation), all subject to the provisions of the Trust's Declaration of Trust and By-Laws (collectively, the "Governing Documents"), the 1940 Act, and the applicable rules and regulations promulgated thereunder by the Securities and Exchange Commission (the "SEC") and interpretive guidance issued thereunder by the SEC staff and any other applicable federal and state law, as well as the investment objectives, policies and restrictions of the Fund, and any other specific policies adopted by the Board and disclosed to Western Japan. Western Japan is authorized as the agent of the Trust to give instructions with respect to the Allocated Assets to the custodian of the Fund and any sub-custodian or prime broker as to deliveries of securities and other investments and payments of cash in respect of securities transactions or cash margin calls for the account of the Fund. Subject to applicable provisions of the 1940 Act and the rules and regulations promulgated thereunder, the investment program to be provided hereunder may entail the investment of all or substantially all of the assets of the Fund in one or more investment companies. Western Japan will place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer, foreign currency dealer, futures commission merchant or others selected by it. Inconnection with the selection of such brokers or dealers and the placing of such orders, subject to applicable law, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities
Exchange Act of 1934, as amended (the "Exchange Act")) to the Fund and/or the other accounts over which Western Japan or its affiliates exercise investment discretion. Western Japan is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if Western Japan determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which Western Japan and its affiliates have with respect to accounts over which they exercise investment discretion. The Board may adopt policies and procedures that modify and restrict Western Japan's authority regarding the execution of the Fund's portfolio transactions provided herein. Western Japan shall exercise voting rights, rights to consent to corporate action and any other rights pertaining to the Allocated Assets subject to such direction as the Board may provide, and shall perform such other functions of investment management and supervision as may be directed by the Board. Western Japan may execute on behalf of the Fund certain agreements, instruments and documents in connection with the services performed by it under this Agreement. These may include, without limitation, brokerage agreements, clearing agreements, account documentation, futures and options agreements, swap agreements, other investment related agreements, and any other agreements, documents or instruments Western Japan believes are appropriate or desirable in performing its duties under this Agreement.
    (b) The Fund hereby authorizes any entity or person associated with Western Japan which is a member of a national securities exchange to effect any transaction on the exchange for the account of the Fund which is permitted by Section 1l(a) of the Exchange Act and Rule 1l a2- 2(T) thereunder, and the Fund hereby consents to the retention of compensation for such transactions in accordance with Rule 1l a2-2(T)(a)(2)(iv). Notwithstanding the foregoing, Western Japan agrees that it will not deal with itself, or with members of the Board or any principal underwriter of the Fund, as principals or agents in making purchases or sales of securities or other property for the account of the Fund, nor will it purchase any securities from an underwriting or selling group in which Western Japan or its affiliates is participating, or arrange for purchases and sales of securities between the Fund and another account advised by Western Japan or its affiliates, except in each case as permitted by the 1940 Act and the rules and regulations promulgated thereunder and in accordance with such policies and procedures as may be adopted by the Fund from time to time, and will comply with all other provisions of the Governing Documents and the Fund's then-current Prospectus and Statement of Additional Information relative to Western Japan and its directors and officers.

    4.	Western Japan may delegate to any other one or more companies that Western Japan controls, is controlled by, or is under common control with, or to specified employees of any such companies, certain of Western Japan's duties under this Agreement, provided in each case Western Japan will supervise the activities of each such entity or employees thereof, that such delegation will not relieve Western Japan of any of its duties or obligations under this Agreement and provided further that any such arrangements are entered into in accordance with and meet all applicable requirements of the 1940 Act and the rules and regulations
promulgated thereunder.
     5.	Western Japan agrees that it will keep records relating to
its services hereunder in accordance with all applicable laws, and in compliance with the requirements of Rule 3la-3 under the
1940 Act, Western Japan hereby agrees that any records that it maintains for the Fund are the property of the Fund, and further agrees to surrender promptly to the Fund any of such records upon the Fund's request. Western Japan further agrees to arrange for the preservation of the records required to be maintained by
Rule 31a-1 under the 1940 Act for the periods prescribed by Rule 31a-2 under the 1940 Act.
     6.	(a) Western Japan, at its expense, shall supply the Board,
the officers of the Trust, the Manager, the Adviser and the Subadviser with all information and reports reasonably required by them and reasonably available to Western Japan relating to the services provided by Western Japan hereunder.
    (b) Western Japan shall bear all expenses, and shall furnish all necessary services, facilities and personnel, in connection with its responsibilities under this Agreement. Other than as herein specifically indicated, Western Japan shall not be responsible for the Fund's expenses, including, without limitation, advisory fees; distribution fees; interest; taxes; governmental fees; voluntary assessments and other expenses incurred in connection with membership in investment company organizations; organization costs of the Fund; the cost
(including brokerage commissions, transaction fees or charges, if any) in connection with the purchase or sale of the Fund's securities and other investments and any losses in connection therewith; fees and expenses of custodians, transfer agents, registrars, independent pricing vendors or other agents; legal expenses; loan commitment fees; expenses relating to share certificates; expenses relating to the issuing and redemption or repurchase of the Fund's shares and servicing shareholder accounts;
*expenses of registering and qualifying the Fund's shares for sale under applicable federal and state law; expenses of preparing, setting in print, printing and distributing summary prospectuses, prospectuses and statements of additional information and any supplements thereto, reports, proxy statements, notices and dividends to the Fund's shareholders; costs of stationery; website costs; costs of meetings of the Board or any committee thereof, meetings of shareholders and other meetings of the Fund; Board fees; audit fees; travel expenses of officers, members of the Board and employees of the Fund, if any; and the Fund's pro rata portion of premiums on any fidelity bond and other insurance covering the Fund and its officers, Board members and employees; litigation expenses and any non-recurring or extraordinary expenses as may arise, including, without limitation, those relating to actions, suits or proceedings to which the Fund is a party and the legal obligation which the Fund may have to indemnify the Fund's Board members and officers with respect thereto.

    7.	No member of the Board, officer or employee of the Trust or
the Fund shall receive from the Trust or the Fund any salary or other compensation as such member of the Board, officer or employee while he is at the same time a director, officer, or employee of Western Japan or any affiliated company of Western Japan, except as the Board may decide. This paragraph shall not apply to Board members, executive committee members, consultants and other persons who are not regular members of Western Japan's or any affiliated company's staff.
    8.	As compensation for the services performed by Western Japan, including the services of any consultants retained by Western
Japan, the Subadviser shall pay Western Japan as promptly as possible after the last day of each month, a fee, computed daily at an annual rate set forth on Schedule A annexed hereto. The first payment of the fee shall be made as promptly as possible at the end of the month succeeding the effective date of this Agreement, and shall constitute a full payment of the fee due Western Japan for all services prior to that date. Ifthis
Agreement is terminated as of any date not the last day of a month, such fee shall be paid as promptly as possible after such date of termination, shall be based on the portion of the average daily net assets of the Fund comprising the Allocated Assets in that period from the beginning of such month to such date of termination, and shall be prorated according to the ratio that the number of business days in such period bears to the number of business days in such month. The average daily net assets of the Fund or the portion thereof comprising the Allocated Assets shall in all cases be based only on business days and be computed as of the time of the regular close of business of the New York Stock Exchange, or such other time as may be determined by the Board.
    9.	Western Japan assumes no responsibility under this Agreement other than to render the services called for hereunder, in good faith, and shall not be liable for any error of judgment or mistake oflaw, or for any loss arising out of any investment or for any act or omission in the execution of securities transactions for the Fund, provided that nothing in this Agreement shall protect Western Japan against any liability to the Manager, the Adviser, the Subadviser, the Fund or the Fund's shareholders to which Western Japan would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder. As used in this Section
9, the


term "Western Japan" shall include any affiliates of Western
Japan performing services for the Trust or the Fund contemplated hereby and the partners, shareholders, directors, officers and employees of Western Japan and such affiliates.
     10.	Nothing in this Agreement shall limit or restrict the
right of any director, officer, or employee of Western Japan who may also be a Board member, officer, or employee of the Trust or the Fund, to engage in any other business or to devote his time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of Western Japan to engage in any other business or to render services of any kind, including investment advisory and management services, to any other fund, firm, individual or association. Ifthe purchase or sale of securities consistent with the investment policies of the Fund or one or more other accounts of Western Japan is considered at or about the same time, transactions in such securities will be allocated among the accounts in a manner deemed equitable by Western Japan. Such transactions may be combined, in accordance with applicable laws and regulations, and consistent with Western Japan's policies and procedures as presented to the Board from time to time.

     11.	For the purposes of this Agreement, the Fund's "net
assets" shall be determined as provided in the Fund's then-current Prospectus and Statement of Additional Information and the terms "assignment," "interested person," and "majority of the outstanding voting securities" shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such modifications or exemptions as may be granted by the SEC by any rule, regulation or order.

     12.	This Agreement replaces an agreement, originally effective as of February 26, 2010 (the "Original Effective Date"), between the
Manager, the Subadviser, Western Japan, and a predecessor in interest to the Adviser. This Agreement will become effective with respect to the Fund on the date set forth below the Fund's name on
Schedule A annexed hereto, provided that it shall have been
approved by the Board, including the separate vote of a majority of the Board members who are not interested persons of any party to this Agreement, and, if so required by the 1940 Act, by the shareholders of the Fund in accordance with the requirements of the 1940 Act. Unless sooner terminated as provided herein, this
Agreement shall continue in effect with respect to the Fund, so long as such continuance is specifically approved at least
annually (i) by the Board or (ii) by a vote of a majority of the outstanding voting securities of the Fund, provided that in
either event the continuance is also approved by a majority of the Board members who are not interested persons of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. It is intended that each such annual approval of continuance of this Agreement occur by the anniversary of the Original Effective Date, except as may otherwise be pennitted in accordance with applicable law.
     13.	This Agreement is terminable with respect to the Fund
without penalty by the Board or by vote of a majority of the outstanding voting securities of the Fund, in each case on not more than 60 days' nor less than 30 days' written notice to
Western Japan, or by Western Japan upon not less than 90 days'
written notice to the Fund and the Subadviser, and will be
terminated upon the mutual written consent of the Subadviser and
Western Japan. This Agreement shall terminate automatically in the event of its assignment by Western Japan and shall not be assignable by the Subadviser without the consent of Western
Japan.
     14.	Western Japan agrees that for any claim by it against
the Fund in connection with this Agreement or the services rendered under this Agreement, it shall look only to assets of the


Fund for satisfaction and that it shall have no claim against the assets of any other portfolios of the Trust or the Trustees of the Trust.

    15.	No provision of this Agreement may be changed,
waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of the Agreement shall be effective until approved, if so required by the 1940 Act, by vote of the holders of a majority of the Fund's outstanding voting securities.
    16.	This Agreement, and any supplemental terms contained on
Annex I hereto, if applicable, embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors.
    17.	This Agreement shall be construed and the provisions
thereof interpreted under and in accordance with the laws of the State of New York.






























083/ 200694792 .2


    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized.



LEGG MASON PAR1NERS FUND ADVISOR, LLC

By: _/.) 1.,1;&_>1i
Nam	Trust
Title: President


QS INVESTORS, LLC
By:	J tM rv
Name:SCott Rouse
Title: Business Manager




WESTERN ASSET MANAGEMENT COMPANY



By:
Name: Michael Van Raaphorst
Title: Head of New York
Operations/Client Service/Marketing


WESTERN ASSET MANAGEMENT COMPANY, LTD



By:
Name: Naoya Orime
Title: Representative Director, Tokyo










DBJ/ 200694792 .2
- 7





    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized.



LEGG MASON PARTNERS FUND ADVISOR, LLC



By:	, 1	-tl
Nam :	e E.	-
Titl :esident


QS INVESTORS,
LLC


By:	_
Name: Scott Rouse
Title:Business
Manager



WESTERN ASSET MANAGEMENT COMPANY





WESTERN ASSET MANAGEMENT COMPANY, LID



..:T. u
Title: Representative Director, Tokyo









083/ 200694792.2
-7


The foregoing is acknowledged:

    The undersigned officer of the Trust has executed this Agreement not individually but in his/her capacity as an officer of the Trust. The Trust does not hereby undertake, on behalf of the Fund or otherwise, any obligation to Western Asset Management
Company, Ltd.



LEGG MASON GLOBAL ASSET MANAGEMENT TRUST



By:
Nam  : jane E. Trust
Title:P:Sint


ANNEX I


      This Annex I forms a part of the Subadvisory Agreement dated as of February 25, 2010, by and between Western Asset Management Company, a California corporation, and Western Asset Management Company Ltd. ("Western Japan"), an entity authorized and regulated in Japan by the Japanese Securities and Exchange Surveillance Commission (SESC).

1.	Western Japan shall not offer any special benefit to the
Subadviser in connection with performance of this Agreement, and the Subadviser shall not request any special benefit from Western Japan.

2.	Section 9 of this Agreement shall not be deemed to limit Western
Japan's obligations under the Japanese Financial Instruments and Exchange Law to perform its duties to its customers faithfully and with the care of a prudent manager.

3.	The Subadviser shall be liable for any damages or losses
suffered by Western Japan due to the Subadviser's willful misconduct or gross negligence or the Subadviser's failure to perform its duties hereunder.




QS Strategic Real
Return Fund


SCHEDULE A



Date: April 1, 2016
Fee:
0.25% of the average daily net assets managed by Western Asset
Management Company,
Ltd.








































DB3/ 200694792 .2